FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL 2008 RESULTS
~ Fiscal 2008 Net Sales of $1.14 billion; EPS of $1.31 (Excluding Items) ~
~ Introduces Fiscal 2009 Guidance for a Net Sales Increase of 12.5% to 14.0% and
EPS of $1.65 to $1.85 (Excluding Items) ~

          New York, New York (August 14, 2008) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for the fourth fiscal quarter and year ended June 30, 2008.

FISCAL 2008 RESULTS

          For the fiscal year ended June 30, 2008, net sales rose 1.2% to $1,141.1 million. Excluding the favorable impact of foreign currency translation, net sales decreased 0.4% as compared to the prior year period.

          Net income, excluding charges, for fiscal 2008 was $38.1 million, or $1.31 per diluted share, versus net income of $39.1 million, or $1.36 per diluted share, for fiscal 2007. On a reported basis, net income for fiscal 2008 was $19.9 million, or $0.68 per diluted share, compared to $37.3 million, or $1.30 per diluted share, for the prior year period.

          In May 2008, the Company announced an exclusive long-term global licensing agreement for the Liz Claiborne fragrance brands, which became effective on June 9, 2008. In the fourth fiscal quarter, the Company incurred expenses related to the Liz Claiborne transaction of $19.6 million (pre-tax). In addition, in connection with this new license, the Company discontinued certain brands and products resulting in a product discontinuation charge of $7.5 million (pre-tax). The reported results also include restructuring charges, primarily relating to the Company's previously announced supply chain re-engineering project, of $3.0 million (pre-tax). The non-cash portion of these above mentioned charges was $11.5 million.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "We finished the year in-line with the expectations that we outlined last quarter. Our international business grew 9.2%, or 4.2% in constant currency rates this year. Our North America fragrance business declined 1.5%, largely due to the decline in the U.S. department store business, while our mass retail business was flat year on year, reflecting the difficult consumer environment."

          Mr. Beattie continued, "As we look to fiscal 2009, we expect the Liz Claiborne transaction to provide us with significant incremental sales and earnings growth, particularly in our North America fragrance business. The integration of the Liz Claiborne fragrance business is currently on track. We have strengthened our sales organization with minimal incremental headcount additions to our sales force, and all of the key marketing personnel associated with the Liz Claiborne fragrances already have joined us in our New York City offices. Lastly, we are scheduled to exit the Liz Claiborne distribution facility as originally planned by the end of August 2008."

          Mr. Beattie added, "We also are on track with the re-engineering of our extended supply chain, logistics and transaction processing systems and continue to anticipate savings of approximately $10.0 million to $12.0 million by the end of fiscal 2009 and an additional approximately $13.0 million to $15.0 million by the end of fiscal 2010. We expect these savings and the contribution from the Liz Claiborne fragrances to drive strong growth in sales and earnings for fiscal 2009. Our outlook reflects the integration of the Liz Claiborne fragrances and the execution of a number of new launches, including fall introductions of a new Juicy Couture fragrance, Viva la Juicy, our first fragrance under our Rocawear license and new fragrances from Mariah Carey and Usher, as well as a spring launch of a new Elizabeth Arden fragrance."

FOURTH QUARTER RESULTS

          Net sales decreased 2.6% to $236.3 million for the three months ended June 30, 2008, from $242.7 million in the comparable period of the prior year. Excluding the favorable impact of foreign currency translation, net sales decreased 3.8%.

          Net income, excluding charges, for the three months ended June 30, 2008 was $6.3 million, or $0.22 per diluted share, compared to $9.9 million, or $0.34 per diluted share, for the prior year period. On a reported basis, the net loss for the fourth quarter of fiscal 2008 was $0.38 per diluted share, compared to net income per diluted share of $0.33 for the prior year period.

OUTLOOK

          For fiscal 2009, the Company expects net sales to increase by 12.5% to 14.0%. The sales guidance assumes modest growth in the Company's U.S. and European businesses before sales contribution from the Liz Claiborne fragrance brands. Diluted earnings per share are expected to be in the range of $1.65 to $1.85. The earnings guidance is based on a full fiscal year estimated effective tax rate of 28.0%.

          For the first half of fiscal 2009, the Company expects net sales to increase by 8.0% to 10.0% and diluted earnings per share to be in the range of $1.28 to $1.40. For the first quarter of fiscal 2009, the Company expects net sales to increase by 5.0% to 7.0% and earnings per share to be in the range of $0.04 to $0.08. The first quarter guidance reflects additional advertising and marketing expenses to support the fall 2008 launch activity.

          The guidance excludes Liz Claiborne-related expenses and restructuring charges associated with the Company's extended supply chain, logistics and transaction processing re-engineering project. Liz Claiborne-related transition expenses are estimated at $3.5 million to $4.5 million (pre-tax) and are expected to be incurred primarily in the first fiscal quarter ending September 30, 2008. The Company's reported gross margins for the first half of fiscal 2009 will be impacted by expenses relating to Liz Claiborne inventory purchased by the Company at a higher cost prior to the effective date of the license agreement. This non-cash expense is expected to be approximately $19.0 million (pre-tax), of which approximately $15.4 million is expected to be recorded in the first fiscal quarter.

          The Company notes that it utilizes foreign currency hedges which are reflected in its results and guidance. As noted, the Company's guidance is based on a number of assumptions, including those regarding the current retail environment and consumer confidence levels and anticipated improvement in operating performance.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 10:30 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the "Corporate Info" section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until September 14, 2008.

Company Contact:	Marcey Becker, Senior Vice President, Finance (203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 90 countries. The company's brand portfolio includes Elizabeth Arden skincare, color, and fragrance products, PREVAGE® anti-aging treatments, the celebrity fragrance brands of Elizabeth Taylor, Mariah Carey, Britney Spears, Hilary Duff, Danielle Steele, and Usher; the designer fragrance brands of Juicy Couture, Alberta Ferretti, Alfred Sung, Badgley Mischka, Bob Mackie, Gant, Geoffrey Beene, Liz Claiborne, Halston, Lucky Brand, Nanette Lepore and Rocawear; and the lifestyle fragrance brands Curve, Giorgio of Beverly Hills, and PS Fine Cologne.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Net Sales	$236,289	$242,675	$1,141,075	$1,127,476
Cost of Sales	146,165	137,014	674,957	666,157

Gross Profit	90,124	105,661	466,118	461,319
Gross Profit Percentage	38.1%	43.5%	40.8%	40.9%

Selling, General and Administrative Expenses	97,483	85,099	392,320	362,795
Depreciation and Amortization	6,307	5,779	24,768	24,518

Total Operating Expenses	103,790	90,878	417,088	387,313

Interest Expense, Net	5,774	6,756	27,595	29,198

(Loss) Income Before Income Taxes	(19,440)	8,027	21,435	44,808
(Benefit from) Provision for Income Taxes	(9,005)	(1,608)	1,534	7,474

Net (Loss) Income	$(10,435)	$9,635	$19,901	$37,334

As reported:

Net (Loss) Income Per Basic Share	$(0.38)	$0.35	$0.71	$1.35
Net (Loss) Income Per Diluted Share	$(0.38)	$0.33	$0.68	$1.30

Basic Shares	27,821	27,649	27,981	27,607
Diluted Shares	27,821	29,242	29,303	28,826

EBITDA (a)	$(7,359)	$20,562	$73,798	$98,524
EBITDA margin	(3.1)%	8.5%	6.5%	8.7%

Adjusted to exclude the effect of Liz Claiborne-related, restructuring and product discontinuation expenses, net of taxes (b):

Gross Profit	$105,110	$105,661	$481,104	$461,319
Gross Profit Percentage	$43.9%	$43.5%	$42.0%	$40.9%

Net Income	$6,290	$9,876	$38,119	$39,078

Net Income Per Basic Share	$0.23	$0.36	$1.36	$1.42
Net Income Per Diluted Share	$0.22	$0.34	$1.31	$1.36

EBITDA (a)	$20,567	$20,851	$103,798	$100,618
EBITDA margin	8.6%	8.6%	9.1%	8.9%

(a)    EBITDA is defined as net income plus the provision for income taxes (or net loss less benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income or net (loss) income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. EBITDA margin represents EBITDA divided by Net Sales.

The following is a reconciliation of net (loss) income, as determined in accordance with GAAP, to EBITDA: (For a reconciliation of net income (loss) to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

(In thousands)	Three Months Ended		Twelve Months Ended

	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Net (loss) income	$(10,435)	$9,635	$19,901	$37,334
Plus:
(Benefit from) provision for income taxes	(9,005)	(1,608)	1,534	7,474
Interest expense, net	5,774	6,756	27,595	29,198
Depreciation and amortization	6,307	5,779	24,768	24,518

EBITDA	(7,359)	20,562	73,798	98,524
Liz Claiborne-related expenses (c)	19,580	--	19,580	--
Restructuring charges	884	289	2,958	2,094
Product discontinuation expenses	7,462	--	7,462	--

EBITDA adjusted	$20,567	$20,851	$103,798	$100,618

(b)    The following tables reconcile the calculation of gross profit and net (loss) income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to Liz Claiborne- related, restructuring, and product discontinuation expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the effect of Liz Claiborne-related, restructuring and product discontinuation expenses. The presentation in the table below of the non-GAAP information titled "Gross profit as adjusted" and "Net (loss) income per share as adjusted" is not meant to be considered in isolation or as a substitute for gross profit, net (loss) income or net (loss) income per share prepared in accordance with GAAP.

(c)    Includes $12.9 million reimbursed to Liz Claiborne for advertising, marketing and transition expenses and $6.7 million of non-cash expenses relating to Liz Claiborne inventory purchased by the Company at a higher cost prior to the effective date of the license agreement.

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Adjusted to exclude the effect of Liz Claiborne-related, restructuring and product discontinuation expenses

Gross Profit:
Gross profit as reported	$90,124	$105,661	$466,118	$461,319
Liz Claiborne-related and product discontinuation expenses	14,986	--	14,986	--

Gross profit as adjusted	$105,110	$105,661	$481,104	$461,319

Net (Loss) Income and EPS:
Net (loss) income as reported	$(10,435)	$9,635	$19,901	$37,334
Liz Claiborne-related, restructuring and product discontinuation expenses, net of tax	16,725	241	18,218	1,744

Net income as adjusted	$6,290	$9,876	$38,119	$39,078

Basic
Net (loss) income per basic share as reported	$(0.38)	$0.35	$0.71	$1.35
Liz Claiborne-related, restructuring and product discontinuation expenses, net of tax	0.61	0.01	0.65	0.07

Net income per basic share as adjusted	$0.23	$0.36	$1.36	$1.42

Diluted
Net (loss) income per diluted share as reported	$(0.38)	$0.33	$0.68	$1.30
Liz Claiborne-related, restructuring and product discontinuation expenses, net of tax	0.60	0.01	0.63	0.06

Net income per diluted share as adjusted	$0.22	$0.34	$1.31	$1.36

CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 30, 2008	June 30, 2007

Cash	$26,396	$30,287
Accounts Receivable, Net	217,446	214,972
Inventories	408,563	380,232
Property and Equipment, Net	52,148	42,471
Exclusive Brand Licenses, Trademarks and Intangibles, Net	221,253	224,611
Total Assets	970,734	939,175
Short-Term Debt	119,000	97,640
Current Portion of Long-Term Debt	1,261	1,125
Current Liabilities	385,934	367,428
Long-Term Liabilities	248,199	250,820
Total Debt	343,957	323,295
Shareholders' Equity	336,601	320,927
Working Capital	305,863	298,165

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales and earnings, and the costs, savings and benefits we expect in connection with our re-engineering project and related restructuring plan. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including but not limited to levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*	our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers;
*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions, and events that impact consumer confidence and demand, such as economic downturns;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, and political instability in certain regions of the world;

*

our ability to implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, to successfully and cost-effectively integrate acquired businesses or new brands, such as the Liz Claiborne fragrance brands, and to finance our growth strategy and our working capital requirements;

*	our level of indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and the indenture for our 7 3/4% senior subordinated notes;
*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

chchanges in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards or critical accounting estimates;

*	the success of, and costs associated with, our re-engineering project and related restructuring plan; and
*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2007.